Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:                           Randall E. Black
CEO & President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365

April 23, 2010

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting on April 20, 2010 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, the following three Class 2 directors were elected to serve for three year terms and until their successors are elected and qualified:  Rudolph J. van der Hiel, Mark L. Dalton, Thomas E. Freeman.  These three Class 2 directors will serve until the April 2013 annual meeting.

The following corporate directors retained their positions but were not standing for election this year:  R. Lowell Coolidge, Randall E. Black, Rinaldo A. DePaola, E. Gene Kosa, R. Joseph Landy, Roger C. Graham, Jr. and Robert W. Chappell.

In addition, shareholders voted to:
1.	Amend Article Fourth of the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 10,000,000 to 15,000,000,
2.	Amend Article Fourth of the Company’s Articles of Incorporation to authorize a class of blank check preferred stock, consisting of 3,000,000 shares of preferred stock, $1.00 par value per share,
3.	Amend Article Twelfth of the Company’s Articles of Incorporation to eliminate the director age limitation,
4.	Ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent auditor for the Company for the fiscal year ending December 31, 2010, and
5.	Grant management the authority to adjourn the Annual Meeting to solicit additional proxies in the event there are insufficient votes to approve the foregoing proposals.

Mr. Black, Chief Executive Office and President of Citizens Financial Services, Inc. and First Citizens National Bank, presented the Company’s 2009 financial performance.  Financial highlights included a five year history on earnings per share, efficiency ratio, (for First Citizens National Bank), return on equity, and return on assets.  The Company’s performance was strong compared to the national peer.

Mr. Black spoke about how the Company was able to be so successful in the current economic climate and highlighted the national recognition Citizens Financial Services received in 2009 when US Banker magazine listed Citizens Financial as one of the top 200 best performing community banks in the United States on return on average equity for a three year period.  Citizens Financial placed 58th in the nation.  Additionally, First Citizens National Bank was ranked 5th out of 186 Pennsylvania banks on total performance for 2009, as ranked by Financial Management Consulting Group.

Mr. Black updated the shareholders on our completed building project in Troy, Pennsylvania, and the status of our project that is under construction in Wellsboro, Pennsylvania.

Mr. Black talked about the Marcellus Shale and the local impact it is having on our communities, our customers and the environment.  First Citizens National Bank has assumed a role of educator and partner by providing seminars, resources and services to help our customers make sound financial decisions.

Mr. Black recognized all employees, local board members and corporate directors, stating that our continued success is truly a team effort, and thanked the shareholders for their ongoing support.